Exhibit 10.3

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is entered into as of October 2, 2012 (the “Effective Date”) by and between Innovaro, Inc., a Delaware corporation (“Licensor”) and Strategos, Inc., a Delaware corporation (“Licensee”) for the purpose of granting Licensee a limited license to use certain intellectual property furnished by Licensor.

RECITALS

WHEREAS, Licensor has determined to sell to Licensee certain assets of its Strategos branded consulting business (the “Consulting Business”) and to license to Licensee certain intellectual property owned by Licensor and used in connection with the Consulting Business;

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.	DEFINITIONS. As used in this Agreement:

1.1 “Affiliate” means, with respect to a party, any person or entity that controls, is controlled by, or is under common control with such party, where “control” means ownership of fifty percent (50%) or more of the outstanding voting securities (but only as long as such person or entity meets these requirements).

1.2 “Improvement” means any improvement, modification, enhancement and/or derivative work of the Licensed Technology, and all Intellectual Property Rights in any such improvement, modification, enhancement and/or derivative work, that is created, developed, licensed or acquired by Licensee after the Effective Date.

1.3 “Intellectual Property Rights” mean collectively, any and all now known or hereafter known tangible and intangible intellectual property rights or similarly protected rights in any country, now or in the future, whether or not registered or perfected, and whether arising by operation of law, contract, license, or otherwise, of technical information, data and processes whether tangible or intangible, including, without limitation: (i) copyrights, inventor certificates, and other rights associated with works of authorship throughout the world, including but not limited to, copyrights and moral rights (including the right of an author to be known as the author of a work); (ii) know-how, processes, principles, conceptual frameworks, and trade secret rights; (iii) patent rights; (iv) rights related to designs, algorithms, semiconductor mask work rights; (v) trademark rights, trademark and service mark rights (whether arising under common law or registered under state or federal law), trade names, and brand names and similar rights; and (v) to the extent applicable, all registrations, initial applications, renewals, extensions, continuations, continuations-in-part, divisions or reissues hereof now or hereafter in force, including any rights in any of the foregoing.

1.4 “Licensed Technology” means the technology as represented and set forth and described in Exhibit A, including all Intellectual Property Rights embodied in or owned in such technology, to the extent owned or licensed by Licensor. The Licensed Technology shall not include LaunchPad or any digital or physical material related to LaunchPad, including without limitation, PowerPoints and editable PDFs (collectively, “LaunchPad”), and any valid use of LaunchPad by Licensee shall be governed by a separate agreement.

2.	LICENSE GRANT.

Licensor hereby grants to Licensee, for the sole and only purpose of management consulting and related activities (other than any activities related to automation of the Licensed Technology or the development of software), an exclusive, fully transferable, sublicenseable, worldwide, perpetual right and license, under all of Licensor’s Intellectual Property Rights, to: (i) make, have made, use, distribute, transmit (electronically or otherwise), sell, offer for sale, import, and transfer the Licensed Technology; (ii) use, modify, perform, display, create derivative works of, reproduce and copy the Licensed Technology for any purpose whatsoever, including, without limitation, creating Improvements and designing, making, having made, using, offering to sell, selling, distributing, and importing the Licensed Technology; and (iii) sublicense the foregoing rights (with the right of further sublicenses to multiple tiers of sublicensees). Notwithstanding anything contained herein to the contrary, Licensee agrees that it shall not grant any third party the right to develop, any software based on, or incorporating any element of, the Licensed Technology.

For purposes of clarity, if the Licensed Technology is incorporated in the existing or replacement DiscoverySpace software, ownership of the DiscoverySpace software code may not be assigned or sold whether by direct sale, merger, sale of assets, sale of stock, or otherwise without written consent of Licensor. Licensee shall not incorporate the Licensed Technology into software that operates as Launch Pad.

Licensee grants to Licensor a non-exclusive royalty free, perpetual, transferable, license to utilize any Improvements to or Improvements of the Licensed Technology made by Licensee, which Licensor may utilize for the sole purpose of incorporating into its software products and selling its software products, provided that Licensor may not assign such license without Licensee’s written consent, except pursuant to a transfer of all or substantially all of Licensor’s business and assets, whether by merger, sale of assets, sale of stock, or otherwise. Such license shall be, and is, granted under all of Licensee’s Intellectual Property Rights, to: (i) make, have made, use, distribute, transmit (electronically or otherwise), sell, offer for sale, import, and transfer the Improvements solely within Licensor’s proprietary software products; (ii) use, modify, perform, display, create derivative works of, reproduce and copy the Improvements solely within Licensor’s proprietary software products, including, without limitation, creating Improvements and designing, making, having made, using, offering to sell, selling, distributing, and importing the Improvements solely as incorporated within Licensor’s proprietary software products.

3.	DELIVERY.

3.1 Delivery of Technology. Within ten (10) days after the Effective Date, Licensor shall deliver to Licensee one (1) copy of each component of the Licensed Technology in such formats as are set forth or contemplated in Exhibit A or as the parties may otherwise agree.

3.2 No Delivery of Improvements. Licensee shall deliver to Licensor any Improvement, or any documentation or technical specifications developed by Licensee with respect thereto, upon reasonable request by Licensor. The rights to improvements, derivatives, products, and services based on the Licensed Technology will be owned by Licensee. Licensee shall be entitled to establish all proprietary rights for itself in the Improvements, whether in the nature of trade secrets, copyrights, patents or other rights. Any copyright registration by Licensee for Improvements shall give full attribution to Licensor’s copyrights, except as provided for in Section 2.

4.	LICENSE FEES AND PAYMENT.

4.1	Royalty.

(a) Commencing on the Effective Date and ending on December 31, 2015, Licensee agrees to pay Licensor a twelve and one-half percent (12.5%) quarterly royalty on all professional fee revenues earned by Licensee over and above the first $10 million in professional fees earned by Licensee between the Effective Date and December 31, 2015 (the “License Fees”). Professional fee revenues will not include: (a) direct project expenses (e.g. travel) that are passed through directly to clients; (b) fees and expenses for contracted services (e.g. faculty/Hamel professional fees, design firm fees, honoraria to speakers) that are passed through directly to clients without markup; and (c) fees and expenses paid to Licensor for software or services/work products. However, other external payments (e.g. faculty/Hamel attribution payments) are included in professional fee revenues. The License Fees include all applicable sales, use, and other taxes and all applicable export and import fees, customs duties and similar charges, and Licensor will be responsible for payment of all such taxes (other than taxes based on Licensor’s income), fees, duties, and charges, and any related penalties and interest, arising from the payment of the License Fees or the delivery or license of the Licensed Technology to Licensee.

(b) On the six month anniversary of the Effective Date, and the expiration of each six month period thereafter, Licensee shall prepare and deliver to Licensor a written statement (a “Calculation Statement”) containing Licensee’s calculation of all Royalties due to Licensor under this Section 4.1 with respect to such six month period along with a check in an amount equal to the amount set forth on such Calculation Statement.

(c) Licensee shall maintain complete and accurate records regarding all professional fee revenues earned by Licensee and all Royalties, and shall retain such records for a period of at least two years. During such period, all such records shall be made available for inspection and copying by Licensor (or Licensor’s designee) at Licensor’s expense during normal business hours upon at least five business day’s prior notice to Licensee. Licensor may cause such records of Licensee to be audited at Licensor’s expense upon reasonable notice. If any inspection or audit reveals a deficiency in the amounts paid to Licensor under this Section 4.1 for any period under audit (an “Audit Deficiency”), Licensee shall pay such Audit Deficiency within five business days of Licensor’s notice to Licensee of the Audit Deficiency. If the Audit Deficiency is five percent (5%) or more of the aggregate amount paid to Licensor for such audit period, Licensee shall also reimburse Licensor for all costs and expenses incurred by Licensor in connection with such audit.

4.2 Payment. Licensor acknowledges and agrees that it may never receive any License Fees under this Agreement, and in no way does Licensee guarantee that Licensor will ever receive any such License Fees. All payments hereunder will be payable in U.S. dollars and made by wire transfer to a bank and account designated in writing by Licensor.

5.	WARRANTIES.

5.1 Authority. Each party hereby represents and warrants that: (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) it has the legal right and authority to enter into and perform its obligations under this Agreement; (iii) the execution and performance of this Agreement will not conflict with or violate any provision of any law having applicability to such party; and (iv) this Agreement, when executed and delivered, will constitute a valid and binding obligation of such party and will be enforceable against such party in accordance with its terms. Licensor represents and warrants that as of the Effective Date, and to the best of its knowledge, the Licensed Technology, or any part thereof, does not infringe the Intellectual Property Rights of any third party.

5.2 No Warranty of Merchantability or Fitness. Licensor hereby disclaims any express or implied warranty or representation as to the scope or validity of the Licensed Technology. With the exception of the representations made in this Section, Licensor will disclaim and Licensee waives all warranties, whether express or implied, including, without limitation, all implied warranties of merchantability or fitness for a particular purpose.

6.	INFRINGEMENT CLAIMS.

6.1 Licensor may elect, in its sole and absolute discretion, to defend at its own expense any action against Licensee brought by a third party to the extent that the action is based upon a claim that only the Licensed Technology directly infringes any U.S. copyrights or misappropriates any trade secrets recognized as such under the Uniform Trade Secret law. If Licensor elects to defend such action, Licensor will pay those costs and damages finally awarded against Licensee in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action. Licensee shall notify Licensor promptly in writing of such action. In the event that Licensor elects to defend such action, (i) Licensee shall give Licensor sole control of the defense thereof and any related settlement negotiations, (ii) Licensee shall cooperate with Licensor and, at Licensor’s request and expense, assisting in such defense, (iii) Licensor shall have the option to settle any such dispute or institute a suit, if necessary, by counsel of Licensor’s choice, under Licensor’s control, and at Licensor’s expense, and (iv) Licensee shall cooperate fully and otherwise provide proper assistance to Licensor, at no expense to Licensee.

6.2 In the event that Licensor or Licensee become aware of any material competition by any unlicensed third party selling or providing management consulting or related services utilizing the Licensed Technology, Licensor shall promptly take all action necessary to enforce its rights to the Licensed Technology and cause such competition to cease, including settling any dispute which arises and instituting suit, if necessary, by counsel of Licensor’s choice, under Licensor’s control, and at Licensor’s expense, and, Licensee shall cooperate fully and otherwise provide proper assistance to the Licensor, at no expense to Licensee. No settlement dispute reached by Licensor may be in violation of the exclusive license right granted to Licensee in Section 2. Nothing in this Paragraph 6 shall be deemed to limit the obligations of Licensor under Section 9.4.

6.3 Licensee shall have the right, but not the obligation, to pursue any enforcement of the Licensed Technology against third-party infringers at the cost of Licensee. Licensor will reasonably cooperate with Licensee in such enforcements, including joining as an indispensable party. Licensee will be responsible for all out-of-pocket costs, expenses, and legal fees incurred by each of Licensee and Licensor in connection with enforcing or defending any claim (including without limitation counterclaims), suit, or action against such third party infringer initiated by Licensee, including without limitation all such costs, expenses and legal fees that may be incurred by Licensee or Licensor with respect to a counter-claim filed by the infringing third party under a claim made by Licensee.

7.	LIMITATION OF LIABILITY.

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, REGARDLESS OF THE NATURE OF THE CLAIM, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, COSTS OF DELAY, ANY FAILURE OF DELIVERY, BUSINESS INTERRUPTION, COSTS OF LOST OR DAMAGED DATA OR DOCUMENTATION OR LIABILITIES TO THIRD PARTIES ARISING FROM ANY SOURCE, EVEN IF THE PARTY FROM WHICH SUCH DAMAGES ARE SOUGHT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.	TERM AND TERMINATION.

8.1 Term. The term of this Agreement will begin on the Effective Date and will continue indefinitely unless terminated pursuant to Section 8.2.

8.2 Termination. Licensee may terminate this Agreement at any time, with or without cause, upon written notice to Licensor. Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, if Licensee fails to pay any portion of the License Fees when due within twenty (20) days after receiving written notice from Licensor that payment is due.

8.3 Effects of Termination. Upon termination or expiration of this Agreement for any reason, any amounts owed to Licensor under this Agreement before such termination or expiration will be immediately due and payable, all licensed rights granted in this Agreement will immediately cease to exist, and Licensee must promptly discontinue all use of the Licensed Technology and immediately return to Licensor the Licensed Technology.

9.	GENERAL.

9.1 Proprietary Rights. The Licensed Technology and all worldwide Intellectual Property Rights therein, are the exclusive property of Licensor. All rights in and to the Licensed Technology not expressly granted to Licensee in this Agreement are reserved by Licensor.

9.2 No Maintenance or Support. Licensor is not required to provide any maintenance or support services with respect to the Licensed Technology under this Agreement.

9.3 Compliance with Laws. Licensee acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, including the Licensed Technology. Licensee agrees that it will not export or re-export the Licensed Technology in any form in violation of the export or import laws of the United States or any foreign jurisdiction. Licensee will defend, indemnify, and hold harmless Licensor from and against any violation of such laws or regulations by Licensee or any of its agents, officers, directors, or employees.

9.4 Assignments; Sublicenses. Licensee may assign or transfer, by operation of law or otherwise, any of its rights under this Agreement to any third party, including Licensee’s Affiliates, without Licensor’s prior written consent, provided, however, that the assignee or sublicensee thereof, agrees in writing that the rights being granted to such assignee or sublicensee, as the case may be, are limited to, and do not exceed the rights granted to Licensee under this Agreement. Licensee agrees that in the event that Licensor or Licensee becomes aware that any assignee or sublicensee is in breach of its obligations to Licensee, or is otherwise making unlawful use of the Licensed Technology, Licensee shall promptly take all action necessary to cause such breach to cease, at no expense to Licensor. This Agreement shall survive any merger, sale of assets, sale of stock or otherwise.

9.5 Notices. All notices, consents, and approvals under this Agreement must be delivered in writing by courier, by electronic facsimile (fax), or by certified or registered mail, (postage prepaid and return receipt requested) to the other party at the address set forth beneath such party’s signature, and will be effective upon receipt. Either party may change its address by giving notice of the new address to the other party.

9.6 Governing Law and Venue. This Agreement will be governed by the laws of the State of Florida. Any action or proceeding arising from or relating to this Agreement shall be brought in a federal or state court in Hillsborough County, Florida, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

9.7 Waivers. All waivers must be in writing. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

9.8 Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

9.9 Confidentiality of Agreement. Neither party will disclose any terms of this Agreement to anyone other than its Affiliates, attorneys, accountants, and other professional advisors except (a) as required by law or (b) pursuant to a mutually agreeable press release or (c) in connection with a contemplated transfer of such party’s business and this Agreement permitted by Section 9.4 (provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other party).

9.10 Construction. The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word “including” means “including but not limited to”.

9.11 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

9.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject of this Agreement and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral. This Agreement may be amended only by a written document signed by both parties.

9.13 Attorneys’ Fees. Should any party hereto institute any action or proceeding in court or otherwise to enforce or interpret this Agreement by reason of or with respect to an alleged breach of any provision hereof, the prevailing party shall be entitled to receive from the non-prevailing party such amount as the court may judge to be reasonable attorneys’ and paralegals’ fees for the services rendered to the prevailing party in such action or proceeding, plus the prevailing party’s costs and expenses therein, regardless of whether such action or proceeding is prosecuted to judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

LICENSOR		LICENSEE

By:	/s/ Asa Lanum	By:	/s/ Gary Getz

Name:	Asa Lanum	Name:	Gary Getz

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Address for Notices		Address for Notices

Innovaro, Inc.		Strategos, Inc.

2109 Palm Avenue		35 East Wacker Drive, Ninth Floor

Tampa, Florida 33605		Chicago, Illinois 60601

Attn:	Asa Lanum	Attn:	Gary Getz

Fax:	(813) 754-2363	Fax:	(312) 655-8334

EXHIBIT A

LICENSED TECHNOLOGY

The following trade secrets and know-how:

1.	Strategic Architecture – method for strategy development.

2.	(Technology) Futures – method to identify opportunities for the client.

3.	Innovation Diagnostic – method to assess a company’s enablers and barriers before co-designing a broad innovation program.

4.	Additional tools, approaches, and frameworks as included in the accompanying Compact Disc.